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[Logo of Stern Stewart]

                                                                  Exhibit (C)(1)


May 2, 2000

Special Committee of the
Board of Directors
Homestead Village Incorporated
2100 River Edge Parkway
Atlanta, Georgia 30328

Dear Mr. Vesell:

  We understand that Security Capital Group, Inc. ("Security Capital") has offered to purchase all of the outstanding shares and associated preferred share purchase rights of Homestead Village Incorporated (the "Company") not already owned by Security Capital (the "Remaining Shares"), pursuant to a tender offer for $4.10 in cash per share and in the related merger of a subsidiary of Security Capital with and into the Company (the "Transaction"). We further understand that Security Capital currently owns approximately 87% of the Company's common shares and associated preferred share purchase rights. You have asked for our opinion ("Opinion") as to the fairness from a financial point of view of the consideration to be paid to the holders of the Remaining Shares by Security Capital in connection with the Transaction.

  STERN STEWART & CO. ("STERN STEWART"), AS PART OF ITS CORPORATE FINANCIAL ADVISORY BUSINESS, IS REGULARLY ENGAGED IN THE VALUATION OF BUSINESSES AND THEIR SECURITIES AND CONTRACTS, BUSINESS UNITS, AND JOINT VENTURES. WE WILL RECEIVE A FEE FOR ACTING AS FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY (THE "SPECIAL COMMITTEE") AND FOR RENDERING THIS OPINION. IN ADDITION, THE COMPANY HAS AGREED TO INDEMNIFY US FOR CERTAIN LIABILITIES ARISING OUT OF THE RENDERING OF THIS OPINION. WE HAVE NOT PREVIOUSLY ADVISED THE COMPANY OR THE BOARD OF DIRECTORS.

  In arriving at our Opinion set forth below, we have, among other things:

    1. Reviewed financial and other information that was publicly available or furnished to us by the Company, including information provided during discussions with management. We have used, studied and analyzed forward-looking projections provided to us by the Company.

    2. Reviewed the Company's assumptions and projections and, based on information provided to us by management, have made revisions to certain assumptions to reflect positive variances from budgets in the Company's performance in the first quarter of 2000. We have revised these forward-looking projections to reflect the long-term operating performance of the Company.

    3. Incorporated discounted EVA(R) and discounted cash flow valuation analyses and methodologies.

    4. Familiarized ourselves to the extent appropriate and feasible with the financial and operating performance, current financial condition, business, and prospects of the Company and reviewed other Company-specific and industry-related information provided to us.

    5. Compared certain financial data of the Company with various industry reports and conducted such other reviews and evaluations of industry data and reports as we deemed appropriate for the purposes of this Opinion.

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    6. Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company.

    7. Prepared sensitivity analyses of the financial impact that changes in the assumptions used in financial forecasts have on the value of the Company.

    8. Conducted such other financial studies, analyses, or investigations, and reviewed such other documents as we deemed appropriate for the purposes of this Opinion. We have not made an independent evaluation or appraisal of any of the assets or liabilities of the Company, nor have we been furnished with such appraisals.

    9. Reviewed the Merger Agreement and certain related documents.

    10. Compared the financial terms of the Transaction, to the extent applicable, with the terms of certain other recent transactions that we deemed relevant.

    11. Reviewed the trading history of the common stock of the Company and a comparison of that trading history with the trading histories of those other companies that we deemed relevant.

  In rendering this Opinion, we have relied, without independent verification, on the accuracy and completeness of all financial and other information reviewed by us for the purposes of this Opinion. With respect to the Company's projections and assumptions, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgement of the Company's management.

  On the basis of and subject to the foregoing, as of the date hereof, it is our Opinion that the consideration to be paid to the holders of the Remaining Shares in connection with the Transaction is fair, from a financial point of view, to the holders of the Remaining Shares.

Sincerely yours,

Stern Stewart & Co.

By: /s/ Dennis Soter
 Dennis Soter
 Partner